XG SCIENCES, INC.

MICHIGAN CID 23029E

THIRD AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 450.1302 of the
Michigan Business Corporation Act)

The undersigned, a duly authorized officer of XG Sciences, Inc., a Michigan corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to Section 450.1302 of the Michigan Business Corporation Act on December 28, 2020 (the "Effective Date"):

WHEREAS, on March 18, 2013, the Board of Directors approved the Certificate of Designations of the Series A Preferred Stock (the "Certificate of Designations"), and the Corporation filed the Certificate of Designation with the Department of Licensing and Regulatory Affairs of the State of Michigan;

WHEREAS, on June 26, 2013, the Board of Directors and holders of a majority of the Series A Preferred Stock approved an amendment and restatement to the Certificate of Designations of the Series A Preferred Stock (the "First Amendment"), and the Corporation filed the First Amendment with the Department of Licensing and Regulatory Affairs of the State of Michigan, which was subsequently amended on November 20, 2013;

WHEREAS, on April 13, 2015, the Board of Directors and holders of a majority of the Series A Preferred Stock approved an amendment and restatement to the Amended and Restated Certificate of Designations (the "Second Amendment"), and the Corporation filed the Second Amendment with the Department of Licensing and Regulatory Affairs of the State of Michigan; and

WHEREAS, on December 28, 2020, the Board of Directors and holders of a majority of the Series A Preferred Stock approved an amendment and restatement to the Second Amendment (the "Third Amendment"), and directed the officers of the Corporation to file this Third Amendment with the Department of Licensing and Regulatory Affairs of the State of Michigan as soon as was practical.

IT IS THEREFORE RESOLVED, that the Board of Directors of the Corporation pursuant to authority vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby amends and restates the Second Amendment, by fixing the designations, number of shares, powers, preferences, rights, qualifications, limitations of its Series A Preferred

Stock and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation, as amended, of the Corporation which are applicable to the Corporation's preferred stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. There is hereby designated a series of the Corporation's Preferred Stock (as defined below) as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be three million (3,000,000).

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

(a) "Common Stock" shall mean the Corporation's common stock, no par value per share.

(b) "Conversion Price" shall mean Twelve Dollars ($12.00) for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) "Conversion Rate" shall have the meaning set forth in Section 4(a).

(d) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock or Preferred Stock.

(e) "Corporation" shall mean XG Sciences, Inc., a Michigan corporation.

(f) "Deemed Liquidation Amount" For purposes of determining the amount each holder of shares of Series A Preferred Stock is entitled to receive pursuant to a Deemed Liquidation Event, each such holder of shares of Series A Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of such series into shares of Common Stock immediately prior to such Deemed Liquidation Event, if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Series A Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series A Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(g) "Deemed Liquidation Event" shall have the meaning set forth in Section 3(c).

(h) "Junior Securities" shall mean the Common Stock and all other equity or equity equivalent securities of the Corporation other than the Series B Preferred Stock and those other securities which may become explicitly senior or pari passu in rights and liquidation preference to the Series A Preferred Stock.

(i) "Liquidation Event shall mean any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, any "Deemed Liquidation Event" set forth in Section 3(c), and any Reorganization set forth in Section 3(d).

(j) "Liquidation Preference" shall mean Twelve Dollars ($12.00) per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(k) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(l) "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock was issued.

(m) "Preferred Stock" means the Corporation's preferred stock.

(n) "Qualified National Exchange" means a securities exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, as well as the over the counter markets administered by the OTCQX® and the OTCQB®, and their successor-entities. The OTC Pink®, OTCBB and their successor-equivalent entities shall not be deemed a "Qualified National Exchange."

(o) "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(p) "Senior Securities" shall mean the Series A Preferred Stock, the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") and all other series of Preferred Stock of the Corporation that are explicitly senior or *pari passu* in rights and liquidation preference to the Series A Preferred Stock.

(q) "Series A Original Issue Price" shall mean Twelve Dollars ($12.00) per share (subject to adjustment from time to time for Recapitalizations and as set forth in Section 4 herein).

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation Event, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the Liquidation Preference specified for such share of Series A Preferred Stock. If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro-rata among the holders of Senior Securities in proportion to the full amounts they would otherwise be entitled to receive.

(b) Remaining Assets. After the payment of all preferential amounts required to be paid hereunder to the holders of the Series A Preferred Stock and other Senior Securities, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Securities.

(c) Deemed Liquidation Events.

(i) Each of the following events shall be considered a "Deemed Liquidation Event" for purposes of this Section 3, unless the holders of more than fifty percent (50%) of the outstanding shares of the Series A Preferred Stock, voting together as a single class, elect otherwise by written notice sent to the Corporation prior to the effective date of any such event:

(A) a merger or consolidation in which (1) the Corporation is a constituent party or (2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where (i) such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation or (ii) the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority, by voting power, of the capital stock of the acquiring corporation immediately after such transaction.

(ii) Effecting a Deemed Liquidation Event.

(A) Unless the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock, voting together as a single class, elect otherwise, the Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation (the 'Merger Agreement') provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation such that the holders of the Series A Preferred Stock receive the Deemed Liquidation Amount.

(B) In the event of a Deemed Liquidation Event referred to in Subsection 3(c)(i)(B), if the Corporation does not effect a dissolution of the Corporation under

the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause, (A) to require the redemption of such shares of Series A Preferred Stock and (B) if the holders of a majority of the outstanding Preferred Stock, voting together as a single class, so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Michigan law governing distributions to stockholders (the "Available Proceeds"), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to what such shares would receive pursuant to Subsections 3(a) through (b) above. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder's shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Michigan law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 3(c)(ii)(B), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 3(c)(iii) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(A) For securities not subject to investment letters or other similar restrictions on free marketability,

(1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day (30) period ending three (3) days prior to the closing of such transaction;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty-day (30) day period ending three (3) days prior to the closing of such transaction; or

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof.

(iv) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (such portion, the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 3(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 3(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively, a "Reorganization").

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a Qualified National Exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution;

(ii) if the securities are actively quoted on the OTC Pink®, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(iii) if the securities are not traded on a Qualified National Exchange or actively quoted on the OTC Pink®, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4. Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price by the Conversion Price. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate". Upon any decrease or increase in the Conversion Price, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

(b) Mandatory Conversion. The Corporation shall have the right to effect the conversion of each share of Series A Preferred Stock then currently outstanding into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the listing by the Corporation of the class of Common Stock on a Qualified National Exchange (such an event, a "Mandatory Conversion Event"). So long as the Common Stock remains listed on a Qualified National Exchange, any shares of Series A Preferred Stock issued following a Mandatory Conversion Event will be automatically converted into Common Stock pursuant to this Section 4(b) at the then effective Conversion Rate on such date of issuance of the Series A Preferred Stock. Notwithstanding the foregoing, the Series A Preferred Stock shall not be subject to conversion pursuant to this Section 4(b) until all outstanding Convertible Securities are also converted into Common Stock.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (B) notify

the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of a Mandatory Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Mandatory Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Mandatory Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustments for Subdivisions or Combinations of Series A Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Series A Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Series A Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Reclassification, Exchange and Substitution. Subject to this Section 4, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision

or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(g) Adjustment of Series A Preferred Stock Conversion Price upon Issuance of Certain Securities. If and whenever on or after the Original Issue Date, the Corporation issues or sells, or is deemed to have issued or sold, any shares of Common Stock or securities convertible or exchangeable into Common Stock other than Excluded Securities (as defined below) for a consideration per share or an implied consideration per share of Common Stock less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issuance or sale (such issuance a "Triggering New Issue"), then immediately after such issue or sale, the Conversion Price then in effect shall be deemed to be automatically reduced to an amount equal to eighty percent (80%) of the Applicable Price for such Triggering New Issue. After such adjustment of the Conversion Price hereunder, all subsequent conversions of the Series A Preferred Stock into Common Stock shall be effected using the new Conversion Price in the Conversion Rate. For the purposes of this Agreement, "Excluded Securities" are (i) those options and warrants of the Corporation issued prior to, and outstanding on, the Original Issue Date, (ii) the shares of Common Stock issuable on exercise of such options and warrants in subparagraph (i), provided the exercise, conversion, exchange, or other price payable provided for in any such options and warrants are not amended or altered at any time for any reason after the Original Issue Date consistent with Section 4(h)(iii), in which case such securities shall not be considered Excluded Securities and (iii) any options or warrants, or the shares of Common Stock into which such options and warrants are exercisable, which are issued to any employee, officer or director of the Corporation for services provided to the Corporation which have been approved by the compensation committee or the majority of the independent members of the Board of Directors.

(h) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4(g) above, the following shall be applicable:

(i) Issuance of Options or Warrants. If, after the Original Issue Date, the Corporation in any manner grants any options or warrants other than Excluded Securities and the lowest price per share for which a share of Common Stock is issuable upon the exercise of any such option or warrant is less than the Conversion Price in effect immediately prior to such grant, then such grant of options or warrants shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above. No further adjustment of the Conversion Price shall be made upon the actual issuance of any shares of Common Stock upon the exercise of any such options or warrants.

(ii) Issuance of Convertible Securities. If, after the Original Issue Date, the Corporation in any manner issues or sells any Convertible Securities and the lowest

price per share of Common Stock at which such Convertible Security is convertible or exchangeable into Common Stock is less than the Conversion Price in effect immediately prior to such issuance or sale, then such issuance or sale shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above. No further adjustment of the Conversion Price shall be made upon the actual issuance of any shares of Common Stock upon the conversion or exchange of such Convertible Security into shares of Common Stock.

(iii) Change in Option or Warrant Price or Rate of Conversion. If, after the Original Issue Date, the exercise, conversion, exchange, or other price payable provided for in any option, warrant or Convertible Security other than Excluded Securities, upon the exercise, conversion or exchange of any such securities is amended or altered at any time for any reason (any of the foregoing hereinafter referred to as an "Exercise/Conversion Change"), and any such Exercise/Conversion Change results in any of the foregoing securities being exercisable, convertible, or exchangeable at a price per share of Common Stock lower than the Conversion Price in effect immediately prior to such Exercise/Conversion Change, then such Exercise/ Conversion Change shall be deemed to have been a Triggering New Issue and the Conversion Price shall be deemed to be automatically reset pursuant to Section 4(g) above.

(iv) No adjustment pursuant to this Section 4(h) shall be made if such adjustment would result in an increase of the Conversion Price above the level that it was immediately prior to the occurrence of any of the foregoing events described in 4(h)(i)-(iii) that would give rise to an adjustment in the Conversion Price.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of Series A Preferred Stock. Any such waiver shall bind all future holders of shares of Series A Preferred Stock.

5. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

6. No Securitization of Assets. For so long as there are shares of Series A Preferred Stock outstanding, the Corporation shall not grant a security interest in any of the assets of the Corporation in connection with the issuance of any convertible debt or other equity-linked security unless the Corporation receives the affirmative vote of not less than 60% of the Series A Preferred Stock outstanding. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from granting a security interest in assets acquired through equipment financing arrangements.

7. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Michigan Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

(c) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of the Series A Preferred Stock set forth herein may be waived by the affirmative vote of holders of at least a majority of the shares of Series A Preferred Stock then outstanding, except that each holder may waive its own rights as provided in this Certificate of Designations.

(d) Pay to Play Exemption. If a Pay to Play Provision is adopted on behalf of the Corporation (whether by an amendment to this Certificate of Designations pursuant to Section 7(c), another amendment to the Corporation's Articles of Incorporation, the adoption or amendment of a shareholder agreement, or otherwise), then the Corporation shall ensure that the following holders of Series A Preferred Stock or securities convertible into Series A Preferred Stock are exempt from the Pay to Play Provision with respect to such Series A Preferred Stock: (i) SVIC No. 15 New Technology Business Investment L.L.P.; (ii) Aspen Advanced Opportunity, LP; (iii) XGS II, LLC; and (iv) Michael R. Knox. For purposes of this Section 7(d), "Pay to Play Provision" means a provision that provides that, if a holder of Series A Preferred Stock fails to participate in a financing transaction (a "Non-Participating Shareholder"), then: (i) the rights, preferences, or privileges of such Non-Participating Shareholder will be altered, changed, or waived, or (ii) the shares of Series A Preferred Stock held by such Non-Participating Shareholder shall be converted into Common Stock or another form of the Company's capital stock with lesser rights, preferences, or privileges.

** Signature page follows **

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Designation to be duly executed as of the 28th day of December, 2020.

XG SCIENCES, INC.

BY: Jackie Lemke
Name: Jackie Lemke
Title: Chief Financial Officer

UNITED STATES OF AMERICA

The State of Michigan

Department of Licensing and Regulatory Affairs

Lansing, Michigan

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 30th day of December , 2020.

Linda Clegg

Linda Clegg, Interim Director

Corporations, Securities & Commercial Licensing Bureau

Sent by electronic transmission

Certificate Number: 20120803610

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.

UNITED STATES OF AMERICA

The State of Michigan

Department of Licensing and Regulatory Affairs

Lansing, Michigan

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 30th day of December , 2020.

Linda Clegg, Interim Director

Corporations, Securities & Commercial Licensing Bureau

Sent by electronic transmission

Certificate Number: 20120803610

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.